Exhibit 21

STEPAN COMPANY

SUBSIDIARIES OF REGISTRANT

Subsidiary	Organized under the Laws of:

Stepan Europe S.A.S.	France
Stepan Canada Inc.	Canada
Stepan Mexico, S.A. de C.V.	Mexico
Stepan CDMX, S. de R.L. de C.V.	Mexico
Stepan Deutschland GmbH	Germany
Stepan Colombia S.A.S.	Colombia
Stepan Quimica Ltda.	Brazil
Tebras Tensoativos Do Brasil Ltda.	Brazil
PBC Industria Quimica Ltda.	Brazil
Stepan UK Limited	United Kingdom
Nanjing Stepan Jinling Chemical Limited
Liability Company	People’s Republic of China
Stepan Chemical (Nanjing) Co., Ltd.	People’s Republic of China
Stepan (Nanjing) Chemical R&D Co., Ltd..	People’s Republic of China
Stepan Chemical (Shanghai) Co., Ltd.	People’s Republic of China
Stepan International Trading (Shanghai) Co., Ltd.	People’s Republic of China
Stepan Philippines, Inc.	Philippines
Stepan Philippines Quaternaries, Inc.	Philippines
Stepan Polska Sp. z o.o.	Poland
Stepan Asia Pte. Ltd.	Singapore
Stepan Holdings Asia Pte. Ltd.	Singapore
Stepan Holdings, LLC	Delaware, U.S.A.
Stepan Specialty Products, LLC	Delaware, U.S.A.
Stepan Mexico Holdings, LLC	Delaware, U.S.A.
Stepan Surfactants Holdings, LLC	Delaware, U.S.A.
Stepan Specialty Products B.V.	Netherlands
Stepan (India) Private Limited	India